Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated January 6, 2025 in the Registration Statement on Amendment No.1 to Form F-3 of Zenta Group Company Limited, under the Securities Act of 1933 (File No. 333-299071), with respect to the consolidated balance sheets of Zenta Group Company Limited and its subsidiaries (collectively the “Company”) as of September 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2024, and the related notes included herein.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

WWC, P.C.
San Mateo, California	Certified Public Accountants
October 6, 2026	PCAOB ID No.1171